Exhibit 99.1

Contact: Harriet Brand The Princeton Review (212) 874-8282 ext. 1091
FOR IMMEDIATE RELEASE
The Princeton Review Reports Third Quarter 2006 Operating Results
New York, NY, November 14, 2006 — The Princeton Review, Inc. (NASDAQ: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for the third quarter ended September 30, 2006.
As discussed in detail below under “Pending Restatement”, certain financial information reported in this release is subject to change pending the conclusion of the Company’s ongoing comment and response process with the SEC relating to the Company’s accounting for its Series B-1 Convertible Redeemable Preferred Stock.
Third Quarter and Nine-Month 2006 Financial Highlights
•	Revenue for the quarter ended September 30, 2006 increased 3.2% to $35.9 million from $34.8 million in 2005. Revenue for the nine months ended September 30, 2006 increased 7.0% to $105.0 million from $98.2 million in 2005.
•	For the quarter, the Company had a net loss attributed to common stockholders of ($2.4) million, or ($0.09) per share, as compared to net income of $964,000, or $0.03 per share, in 2005. Year-to-date the Company had a net loss attributed to common stockholders of ($5.8) million, or ($0.21) per share, as compared to a net loss attributed to common stockholders of ($140,000), or $(0.01) per share, in 2005.
•	For the nine months ended September 30, 2006, the Company recorded a restructuring charge of approximately $827,000 related to severance payments in connection with its workforce reduction in certain software development and administrative functions. In addition, the Company has incurred approximately $1.2 million in costs for the quarter ended September 30, 2006 in connection with several significant K-12 contracts in which it expects to recognize related revenue of approximately $2.7 million during the 2006 fourth quarter.
“We’re disappointed that the Test Prep division gave back some of last year’s SAT gains, however, we’re pleased that the other divisions’ strong growth compensated,” said John Katzman, CEO. “And our efforts to cut G&A are beginning to pay off, although slower than I would like. I remain confident that we’re taking the appropriate steps to become a financially healthy organization.”
Test Preparation Services
For the third quarter, Test Preparation Services revenue decreased by $1.7 million, or 6.5%, from $26.7 million in 2005 to $25.0 million in 2006. Retail high school course revenue decreased by $1.3 million and retail LSAT is down by $417,000 compared to prior year.
For the nine months ended September 30th, Test Preparation Services revenue increased by $1.5 million, or 2.1%, from $70.3 million in 2005 to $71.7 million in 2006. Retail course revenue decreased by $2.5 million. Tutoring increased by $623,000 and institutional sales increased by $3.3 million.

K-12 Services
For the third quarter, K-12 Services revenue increased by $2.0 million, or 38.8%, from $5.3 million in 2005 to $7.3 million in 2006. This increase is primarily related to an increase in assessment services revenue of $2.1 million. Professional development revenue declined by $293,000 and intervention revenue remained flat.
For the nine months ended September 30th, K-12 Services revenue increased by $3.7 million, or 18.3%, from $20.3 million in 2005 to $24.0 million in 2006. Assessment services revenue increased by $3.8 million, retail book sales increased by $1.4 million, while professional development decreased by $1.2 million.
Admissions Services
For the third quarter, Admissions Services revenue increased by $806,000, or 29.1%, from $2.8 million in 2005 to $3.6 million in 2006. This increase is due to an increase in higher education technology revenue of approximately $486,000 and higher marketing revenue of approximately $630,000. Partially offsetting this is a reduction of $335,000 in counseling revenue.
For the nine months ended September 30th, Admissions Services revenue increased by $1.6 million, or 21.8%, from $7.6 million in 2005 to $9.3 million in 2006. Higher education technology revenue increased by $681,000, higher education marketing services increased by $468,000 and counseling increased by $612,000.
Pending Restatement
As publicly announced by the Company in a Form 8-K filed on October 27, 2006, the Company expects to restate its historical financial statements for periods subsequent to March 31, 2004 to correct its accounting for the Company’s Series B-1 Convertible Redeemable Preferred Stock. The Company has concluded that it must account for certain “embedded derivatives” and related purchase warrant associated with the Preferred Stock as liabilities at fair value. These liabilities are required to be marked to market in each reporting period following the issuance of the preferred stock, with the changes in value reflected in earnings during the relevant period. However, the Company has not yet completed its comment and response process with the Securities and Exchange Commission related to its accounting for the Preferred Stock, and is therefore unable to finalize its analysis of the impact of these changes on its financial statements. Accordingly, net income (loss), net income (loss) attributed to common stockholders, net income (loss) per share and dividends and accretion on Series B-1 Preferred Stock are presented in this release based on the Company’s current assessment regarding the appropriate accounting treatment for the Preferred Stock. However, until the Company concludes the SEC comment process, this data is subject to further change. Net income (loss), net income (loss) attributed to common stockholders, net income (loss) per share, and dividends and accretion on Series B-1 Preferred Stock have been restated on this basis for the three and nine month periods ended September 30, 2005.
The Princeton Review will review its third quarter 2006 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (719) 457-2634 approximately ten minutes prior to the start time. In addition, the call will be available via live web cast over the Internet. To access the live web cast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived web cast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 7217401, through November 18, 2006.
About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.
Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, the completion of the comment process with the SEC, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.
- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		As Restated		As Restated
Revenue
Test Preparation Services	$25,008	$26,748	$71,753	$70,263
K-12 Services	7,331	5,280	24,031	20,322
Admissions Services	3,573	2,768	9,265	7,606

Total revenue	35,912	34,796	105,049	98,191

Cost of revenue
Test Preparation Services	8,372	7,979	23,636	21,441
K-12 Services	5,446	2,841	15,030	9,845
Admissions Services	1,501	1,159	4,288	2,942

Total cost of revenue	15,319	11,979	42,954	34,228
Gross Profit	20,593	22,817	62,095	63,963

Operating expenses	22,833	22,155	66,970	63,489

Income (loss) from operations	(2,240)	662	(4,875)	474
Interest income (expense)	(168)	(44)	(390)	(312)
Other income (expense)	67	803	(88)	1,069
Equity in the income (loss) of affiliates	—	(71)	(51)	(232)

Income (loss) before income taxes	(2,341)	1,350	(5,404)	999
(Provision) benefit for income taxes	—	—	—	—

Net income (loss)	(2,341)	1,350	(5,404)	999

Dividends and accretion on Series B-1 Preferred Stock	(106)	(386)	(411)	(1,139)

Income (loss) attributed to common stockholders	$(2,447)	$964	$(5,815)	$(140)

Basic income (loss) per share	$(0.09)	$0.03	$(0.21)	$(0.01)

Diluted income (loss) per share	$(0.09)	$0.03	$(0.21)	$(0.01)

Weighted average shares used in computing loss per share

Basic income (loss) per share	27,575	27,571	27,574	27,570

Diluted income (loss) per share	27,575	28,733	27,574	27,570

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	September 30,	December 31,
	2006	2005
	(unaudited)	As Restated
ASSETS:
Current assets:
Cash and cash equivalents	$8,368	$8,002
Accounts receivable, net of allowance of $1,298 in 2006 and $1,601 in 2005	19,266	22,493
Accounts receivable-related parties	1,797	1,591
Other receivables, principally related parties	624	813
Inventory	2,861	2,798
Prepaid expenses	1,873	2,229
Other current assets	1,813	1,307

Total current assets	36,602	39,233
Furniture, fixtures, equipment and software development, net	16,512	16,155
Goodwill	31,506	31,506
Investment in affiliates	1,889	1,938
Other intangibles, net	12,174	13,371
Other assets	3,390	3,168

Total assets	$102,073	$105,371

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Line of credit	$10,000	$—
Accounts payable	3,265	10,449
Accrued expenses	11,538	10,826
Current maturities of long-term debt	1,264	1,530
Deferred income	20,101	16,548

Total current liabilities	46,168	39,353
Deferred rent	2,559	2,327
Long-term debt	1,945	2,845
Fair value of derivatives and warrants	267	556
Series B-1 Preferred Stock, $0.01 par value; 10,000 shares authorized; 6,000 shares issued and outstanding at September 30, 2006 and 10,000 shares issued and outstanding at December 31, 2005	6,000	10,000
Stockholders’ equity
Preferred stock, $0.01 par value; 4,990,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 27,577,312 and 27,572,172 issued and outstanding at September 30, 2006 and December 31, 2005, respectively	276	276
Additional paid-in capital	116,959	116,279
Accumulated deficit	(71,802)	(65,986)
Accumulated other comprehensive loss	(299)	(279)

Total stockholders’ equity	45,134	50,290

Total liabilities and stockholders’ equity	$102,073	$105,371

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